EXHIBIT 99.1


   Synthetech's Board of Directors Appoints Dr. Daniel Fagan to New Strategic
                              Development Committee

Albany, Oregon, February 15, 2006 - Synthetech, Inc. (NZYM.PK) announced today that its Board of Directors has established a Strategic Development Committee and appointed Dr. Daniel Fagan, Chairman of the Board, as the sole committee member. Dr. Fagan will consider and evaluate strategic opportunities and options available to Synthetech and develop Synthetech's near and longer-term strategic plan, for recommendation to the Board. These opportunities and options may include merger and acquisition transactions, joint ventures, development of new markets or proprietary technology and financing alternatives. Synthetech will pay Dr. Fagan a monthly retainer for his service on the Committee.

Dr. Fagan stated that "The pharmaceutical custom synthesis market has been a challenging environment for some time. Synthetech's traditional business model, which was very successful in the late 1990's, has not been able to gain adequate traction in this marketplace. Synthetech has an exceptional customer base and an enviable niche in some specialized chemistries. With the input from outside advisors, the Board of Directors and Synthetech management, I will re-examine Synthetech's strategic position in light of the current marketplace and provide overall guidance and focus as to feasible alternatives the company may pursue."

About Synthetech
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical and cosmeceutical industries. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.

MORE INFORMATION:       Web site: www.synthetech.com
                        E-mail: investor@synthetech.com

CONTACT:                M. "Sreeni" Sreenivasan, President & CEO
                        Gary Weber, CFO
                        PO Box 646
                        Albany, Oregon  97321
                        541 967-6575